EXHIBIT 10.10

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of February 6, 2017 by and between Scott M. Brinker (“Executive”) and Welltower Inc., a Delaware corporation (the “Company”).

                WHEREAS, Executive and the Company entered into the Employment Agreement, dated March 11, 2013 (the “Employment Agreement”) and Executive has served as the Company’s Executive Vice President and Chief Investment Officer;

                WHEREAS, Executive’s employment with the Company terminated on January 3, 2017 (the “Termination Date”); and

 WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s separation and wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any Company Released Party as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree with each other as follows:

1.       TERMINATION DATE.

a.              Executive’s last day of employment with the Company is the Termination Date.  Effective as of the Termination Date, Executive also hereby resigns all other positions Executive holds (i) with the Company, (ii) with any of the Company’s direct and indirect subsidiaries and/or affiliates, or (iii) with any other organization as to any position held at the request of, as a representative of, or for the benefit of the Company.  Executive agrees to take any additional necessary steps and sign any additional documentation that may be requested by the Company in order to give full effect or confirmation of such resignations.

b.             The Employment Agreement terminated as of the Termination Date.

c.              Executive acknowledges and agrees that no action taken by the Company pursuant to, or otherwise consistent with, this Agreement will constitute “Good Reason” as defined in the Employment Agreement.

d.             As of the Termination Date, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or represent the Company.

2.       PAYMENTS UPON TERMINATION.    In consideration of Executive’s execution of this Agreement, the Company agrees as follows:

a.              Wages.  On the next regularly scheduled pay date following the Termination Date, or sooner if state or local law requires, Executive received any unpaid base salary accrued though the Termination Date and any accrued, unused vacation or paid time off due through the Termination Date, less applicable deductions and withholdings.

b.             Bonus.  The Company agrees to pay Executive an annual bonus for 2016. The portion of Executive’s bonus with respect to corporate performance will be paid based on the same performance level as other executives of the Company (currently estimated at 16.125% between target and high, resulting in a payout of $654,257).  The portion of Executive’s bonus with respect to individual performance will be paid at target level ($218,052) and is subject to Executive’s execution of this Agreement.  Executive’s total 2016 bonus is estimated to be $872,282.  Any annual bonus earned by Executive shall be paid to Executive in a lump sum, less applicable deductions, on the date on which other executives of the Company are paid annual bonuses for 2016, but no later than March 15, 2017.

c.              Accrued Benefits.  Any nonforfeitable benefits payable to Executive under the terms of any deferred compensation, incentive or other benefits plan maintained by the corporation shall be payable in accordance with the terms of the applicable plan.

d.             Equity.   All stock options, restricted stock or other equity-based awards with time-based vesting granted to Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become fully vested immediately after the Termination Date, and in the case of stock options, exercisable in full for a period not to exceed the shorter of (i) ninety (90) days following the Termination Date or (ii) the maximum term of the applicable option.  All stock options, restricted stock or other equity-based awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become vested as provided in this Section 2(d).  Attached hereto as Attachment A is a list of all of Executive’s outstanding stock options, restricted stock or other equity-based awards with time-based or performance based-vesting under any deferred compensation, incentive or other benefit plan maintained by the Company (the “Existing Equity Awards”).  Executive represents that Attachment A is a correct and complete list of his Existing Equity Awards on the date of this Agreement.  The Existing Equity Awards with performance-based vesting conditions shall be treated as follows:

i.                     For purposes of Executive’s Performance Restricted Stock Unit Award granted under the Company’s 2015-2017 Long-Term Incentive Program (the “2015-2017 LTIP”), Executive shall be deemed to have had a termination of employment by reason of a Qualified Termination on Executive’s Termination Date.  Accordingly, Executive shall be entitled to receive a lump sum payment in shares of the Company’s common stock as if the performance period had ended on December 31, 2016, determined and prorated in accordance with the terms of the 2015-2017 LTIP.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the same period in accordance with the terms of the 2015-2017 LTIP.

ii.                    For purposes of Executive’s Performance Restricted Stock Unit Award under the Company’s 2016-2018 Long-Term Incentive Program (the “2016-2018 LTIP”), Executive shall be deemed to have had a termination of employment by reason of a Qualified Termination on Executive’s Termination Date.  Accordingly, Executive shall be entitled to receive a lump sum payment in shares of the Company’s common stock as if the performance period had ended on December 31, 2016, determined and prorated in accordance with the terms of the 2016-2018 LTIP.  Executive shall also receive a cash payment equal to the value of accrued dividend equivalents on such shares for the same period.

e.              Continued coverage at the Company’s expense under certain welfare benefit plans (including health and life insurance) Executive participated in at the time of termination, through January 31, 2019 (but no longer than the period in which Executive would be entitled to continuation coverage under Section 4980B of the Code), or until, if earlier, the date Executive obtains comparable coverage under benefit plans maintained by a new employer.  With respect to continued health insurance coverage, the Company shall pay applicable premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for Executive and those of his dependents covered on his Termination Date, assuming Executive timely elects COBRA continuation coverage.  Executive agrees that the Company may impute income to Executive for the cost of Company-paid health coverage premiums if necessary to avoid adverse income tax consequences to Executive resulting from the application of Section 105(h) of the Code to the Company’s payment of such premiums.

3.       SEVERANCE PAYMENTS.  The following payments (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s execution and delivery of this Agreement, including the release set forth in Section 6, and it becoming effective on or before February 13, 2017, and are subject to Executive’s compliance with the covenants and other obligations set forth in Sections 5(a), 5(b), 5(c) and 5(d) of this Agreement, all of which must be satisfied in full in order for the payments set forth below in this Section 3 to be earned.

a.              A series of semi-monthly severance payments for twenty-five (25) months, each in an amount equal to one-twenty-fourth (1/24th) of the sum of (A) Executive’s base salary as of the Termination Date of $484,500 and (B) the average of the annual cash bonuses paid to the Executive for 2014, 2015 and 2016, estimated to equal $1,062,497; provided, however, that Executive’s first payment will include two installment payments and the last installment payment shall occur on or about February 28, 2019. Subject to the release set forth in Section 6 becoming effective and irrevocable on or before February 13, 2017, such semi-monthly payments shall begin with the second regularly-scheduled payroll date that occurs after February 13, 2017 and will be paid in accordance with the Company’s regular payroll schedule and practices, subject to any delay as required by law as outlined in Section 9 of this Agreement. Because the 2016 annual cash bonus payable to Executive may not be known prior to the time the monthly severance payments may be required to commence, the Company will adjust any future payments, if required, in good faith once Executive’s final 2016 annual bonus amount is known.

b.             The Company shall provide outplacement benefits to Executive from an outplacement service provider selected by Executive for the period beginning on the Termination Date and ending on December 31, 2017 in an amount not to exceed $25,000.

c.              The Company shall reimburse Executive for professional fees in connection with preparation of his 2016 and 2017 tax returns up to a maximum of $2,500 annually (or $5,000 in the aggregate).  The Company will provide such reimbursements no later than ninety days (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses, but in any event no later than the end of the calendar year following the calendar year in which those expenses were incurred and otherwise in compliance with Section 409A of the Code.

4.       CONDITIONS OF PAYMENTS.

a.              If this Agreement does not become effective and irrevocable by its terms on or before Monday, February 13, 2017, the Company will have no obligation to make the payments set forth in Section 3 of this Agreement.

b.             If Executive violates any of his obligations, covenants or representations under Section 5(a), 5(b), 5(c) or 5(d) of this Agreement, then (i) the Company’s obligations to provide the payments under Section 3 of this Agreement will immediately cease, and (ii) the Company will be entitled to obtain all other remedies provided by law or in equity.

5.       COVENANTS BY EXECUTIVE.

a.              Non-Competition.  As the Company’s Executive Vice President and Chief Investment Officer, as well as through other positions Executive may have held  with the Company and its affiliates, Executive has obtained extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects).  Accordingly, for one year following the Termination Date, Executive will not engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. Executive hereby represents and warrants that he has not breached any of his obligations under Section 10 of his Employment Agreement.

b.             Non-Solicitation. For the later of one year following the Termination Date or the expiration of any period during which Executive is receiving monthly severance benefits under Section 3(a) of this Agreement, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by the Company or any subsidiary or affiliate.  Executive hereby represents and warrants that he has not breached any of his obligations under Section 10 of his Employment Agreement.

c.              Protection of Confidential Information. Executive hereby agrees that, during his employment with the Company and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Executive further agrees that, upon the Termination Date, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 5(c) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information or is voluntarily disclosed by Executive to law enforcement or other governmental authorities.  Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company.  Executive hereby represents and warrants that he has not breached any of obligations under Section 9 of his Employment Agreement.

d.             Non-Disparagement.  Executive will not make or direct anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors.  The Company agrees not to make, and shall direct its officers and senior executives not to make on its behalf, any disparaging or untruthful remarks or statements about Executive’s employment with the Company following the Termination Date.  The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

e.              Return of Company Property.  On or before the Termination Date, or as soon as administratively practicable thereafter, Executive shall have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in his possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information obtained by Executive in conjunction with his employment with the Company.  Executive agrees that he will not keep any copies or excerpts of any of the above items.

f.               For the avoidance of doubt, any breach of Section 5(a) through 5(e) of this Agreement shall constitute a material breach of this Agreement.  Notwithstanding Section 8 of this Agreement, the parties agree that damages would be an inadequate remedy for the  Company in the event of a breach or threatened breach by Executive of any of Sections 5(a) through 5(e), inclusive.  In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the Executive from violating this Agreement and requiring the Executive to comply with the terms of this Agreement.  Executive acknowledges that the Company may present this Section 5 to any third party with which the Executive has accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 5, if the Company has reason to believe Executive has or may have breached this Agreement.

6.       RELEASE OF CLAIMS.

a.              In exchange for the commitments of the Company as set forth in this Agreement, which Executive acknowledges and agrees provide consideration to which Executive would not otherwise be entitled, Executive agrees to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Executive ever had, now has, or may ever have against any Company Released Party up to and including the day on which Executive signs this Agreement.  Without limiting the generality of the foregoing, the claims Executive is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Executive’s employment with or by the Company or the termination or resignation of Executive’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair

Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after Executive signs this Agreement; Executive’s rights to indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; Executive’s right to exercise any and all Company stock options held by Executive that are exercisable as of the Termination Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements, and notices under which such options were granted; or Executive’s right to enforce the terms of this Agreement.  Additionally, nothing in this Agreement waives or limits Executive’s right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though Executive acknowledges Executive is not entitled to recover money or other relief with respect to the claims waived in this Agreement).

b.             Executive represents and warrants that he has not filed any claim, charge or complaint against the Company or any of the released parties based upon any of the matters released in (a) above.

c.              Executive acknowledges that the commitments of the Company under this Agreement, including the payments provided in Section 3 of this Agreement, as well as other obligations and payments which the Company was not otherwise obligated to make, constitute adequate consideration for the release of claims set forth in this Section 6(a).

d.             Executive intends that this release of claims cover all claims described in Section 6(a) above whether or not known to Executive.  Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release.  Executive also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

e.              Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by the release set forth in Section 6(a).

7.       REVIEW AND REVOCATION OF AGREEMENT.  Executive acknowledges and agrees:  (a) that he has read this Agreement and that he understands the terms thereof, (b) that he has voluntarily signed this Agreement; (c) that he has been advised to consult an attorney regarding this Agreement and the releases set forth herein; (d) that he was given 21 days to review and consider signing this Agreement, although he may, at his discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time, but Executive may not sign and return the Agreement until or on after the Termination Date, (e) that modification of this Agreement does not restart this 21 day period, (f) that Executive is waiving rights or claims that may be waived by law in exchange for consideration that is not otherwise due to Executive, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (g) that rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (h) that at any time within 7 days after signing this Agreement, he may revoke the Agreement; (i) that this Agreement is not enforceable until the revocation period has pass without a revocation.  To revoke this Agreement, Executive must send a written statement of revocation delivered by certified mail to Welltower Inc., Attn:  Chief Executive Officer, 4500 Dorr Street, Toledo, OH  43615.  This revocation must be received no later than the seventh (7th) day following Executive’s execution of this Agreement.

8.       ARBITRATION.  Subject to Section 5(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement or Executive’s employment with the Company, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators.  Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential. In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.

9.       SECTION 409A.

a.              This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Code Section 409A.  Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

b.             Any payment scheduled to be made under this Agreement that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following the Termination Date will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six-month period.  Furthermore, if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

c.                Notwithstanding any contrary provision herein, Executive’s right to any payment (including each installment payment) under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.

d.             The Company shall consult with Executive in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

10.    NO ADMISSION OF LIABILITY.  Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.

11.    PAYMENT OF SALARY AND RECEIPT OF ALL BENEFITS.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, PTO, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

12.    INTEGRATED AGREEMENT.  This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including but not limited to the Employment Agreement, except as expressly set forth herein. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies while serving as an employee of the Company (or thereafter to the extent provided by such policies), including but not limited to the Company’s Code of Business Conduct and Ethics and its Employee Handbook, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with the Company or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.

13.    LEGAL FEES.  The Company shall reimburse Executive up to $15,000, in the aggregate, for Executive’s reasonable attorney’s fees and expenses incurred in connection with negotiating and documenting this Agreement.  The Company will provide such reimbursements no later than ninety days (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses, but in any event no later than the end of the calendar year following the calendar year in which those expenses were incurred and otherwise in compliance with Section 409A of the Code.

14.    TAXES AND OTHER WITHHOLDINGS.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.  Executive acknowledges that (i) the Company has made no representation to Executive as to the tax treatment of any compensation or benefits to be paid to Executive under this Agreement and (ii) the Company has no obligation to “gross-up” any amount payable to Executive under this Agreement for taxes payable by Executive thereon.

15.    SURVIVAL.  The covenants, agreements, representations and warranties contained in or made in Section 4, 5, 6, 7, 8, 10, 11, 12 and this Section 15 of this Agreement shall survive any termination of this Agreement.

16.    WAIVER.  Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

17.    MODIFICATION.  This Agreement may not be modified or terminated unless such modification or termination is embodied in writing, signed by the party against whom the modification is to be enforced.

18.    NOTICE.  Except as otherwise expressly provided in this Agreement, any notice to either party hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Company:

Welltower Inc.

4500 Dorr Street

Toledo, OH  43615

Attention:  Legal Department

                If to the Executive, at the address on file with the Company’s Human Resources   Department.

                The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

19.    ASSIGNMENT AND SUCCESSORS.   The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets or the business of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

20.    SEVERABILITY.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the parties.

21.    GOVERNING LAW.  This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

22.    COUNTERPARTS.   This Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, effective as of the day and year first written above.

WELLTOWER INC.                                                           EXECUTIVE

By: /s/ Matthew McQueen                                             /s/ Scott M. Brinker

Name:     Matthew McQueen                                            Scott M. Brinker

Title:  Senior Vice President,

General Counsel and Corporate Secretary

Date: February 10, 2017                                                       Date: February 10, 2017

ATTACHMENT A

EXISTING EQUITYAWARDS

EXISTING EQUITY AWARDS WITH TIME-BASED VESTING

1)  Restricted Stock

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
January 26, 2012	10,466	2,093
February 7, 2013	26,099	10,439
February 6, 2014	9,893	2,473
February 5, 2015	11,729	5,864
February 12, 2016	15,569	11,676
February 26, 2016	43,068	14,356
TOTAL		46,901

2)  Deferred Stock Units

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
January 26, 2012	6,977	1,744
TOTAL		1,744

 3)  Deferred Stock Units – Dividend Equivalents

Accrued dividends on accelerated deferred stock units from 1/26/12 through 1/3/2017 = $27,799.36

4) Stock Options

Date of Agreement	Initial Grant	Exercise Price	Maximum Expiration Date	Options Outstanding	Unvested Options as of Date of Agreement to be fully vested
January 28, 2010	3,996	$43.29	January 28, 2020	1,745	0
January 27, 2011	5,208	$49.17	January 27, 2021	2,338	0
January 26, 2012	18,002	$57.33	January 26, 2022	4,699	3,600
TOTAL				8,782	3,600

All outstanding stock options listed above are exercisable on or before April 3, 2017.

EXISTING EQUITY AWARDS WITH PERFORMANCE-BASED VESTING

1) 3-Year LTIP Shares

Pro rata payment in shares for any award earned under the 2015-2017 Long-Term Incentive Program and the 2016-2018 Long-Term Incentive Program based on Company performance as of December 31, 2016, determined and prorated in accordance with the terms of the respective program.

2) 3-Year LTIP – Dividend Accrual

The value of accrued dividend equivalents on shares to be issued under the 2015-2017 Long-Term Incentive Program and the 2016-2018 Long-Term Incentive Program from the beginning of each of the performance periods through January 3, 2017 in accordance with the terms of the respective program.